Exhibit 99.1

CONTACT:	Michael P. Dickerson	FOR IMMEDIATE RELEASE
	Vice President of Finance and	February 11, 2010
Investor Relations (859) 572-8684

GENERAL CABLE REPORTS FOURTH QUARTER RESULTS

• Revenues of $1,129.0 million;
• Diluted earnings per share before items of $0.24;
• Cash flow from operating activities of $178.9 million, $544.0 million for the full year;
• Early cycle businesses in North America appear to be stabilizing

HIGHLAND HEIGHTS, KENTUCKY, February 11, 2010 – General Cable Corporation (NYSE: BGC), one of the most globally diversified industrial companies, reported today revenues and earnings for the fourth quarter ended December 31, 2009. Diluted loss per share for the fourth quarter of 2009 was $0.17. Included in these results were $0.05 per share of net lower of cost or market (LCM) and LIFO inventory accounting related charges, $0.14 per share of non-cash convertible debt interest expense, $0.10 per share loss on the extinguishment of debt, and a one-time $0.12 per share charge related to a change in Mexican tax law. Before the impact of these items, adjusted non-GAAP earnings per share for the fourth quarter of 2009 would have been $0.24.

Highlights

•	Reported revenues above range of management’s guidance, adjusted earnings per share within management’s guidance
•	Generated $178.9 million of cash flow from operating activities; $544.0 million for the full year
•	Extended $429.5 million of bond maturities to 2029

Fourth Quarter Results

Net sales for the fourth quarter of 2009 were $1,129.0 million, a decrease of $367.3 million, or 24.5%, compared to the fourth quarter of 2008 on a metal-adjusted basis.  Before the impact of revenues from acquired businesses and $99.4 million related to the favorable impact of changes in foreign currency exchange rates, net sales for the fourth quarter decreased 29.6%. Volume based on metal pounds sold, without the impact of incremental volume from acquired businesses, decreased 7.3% in the fourth quarter of 2009 compared to 2008, and was up 0.2% compared to the third quarter of 2009.

Operating income before items was $31.2 million in the fourth quarter of 2009 compared to $76.4 million in the fourth quarter of 2008, a decrease of $45.2 million or 59.2%. The decrease in operating income was principally the result of a significant decline in prices in response to lower overall demand in many of the Company’s end markets and lower capacity utilization, partially offset by lower selling, general and administrative expenses. Inventories were reduced by $130.7 million in the fourth quarter as the Company continued to balance working capital requirements with end market demand. Operating margin before items was 2.8% in the fourth quarter of 2009, a decrease of approximately 230 basis points from the operating margin of 5.1% in the fourth quarter of 2008 on a metal-adjusted basis.

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GENERAL CABLE REPORTS FOURTH QUARTER RESULTS

Gregory B. Kenny, President and Chief Executive Officer of General Cable, said, “Our diversified product offering, global reach, and continuous improvement efforts are serving the Company well at a time when factories around the world are running at half-speed. For much of this downturn, earnings have also been pressured by rising metal costs and difficulty passing these higher costs on to customers in a timely manner. Despite these challenges, the Company has continued to generate positive earnings before items and strong cash flow. Two areas of strength during the quarter were Venezuela and France. Our businesses in these countries have benefited from governmental investment in energy infrastructure and grid reinforcement. Spending by electric utilities in the United States however, continues to be a drag on our performance as a result of ineffective government policies, delays in projects to support grid reinforcement and alternative energy generation as well as the impact of lower electricity usage by the industrial base for the last two years. Iberian demand for electric utility and construction products is also down meaningfully.”

Liquidity and Convertible Bond Exchange

In December of 2009, the Company issued $429.5 million of 4.5% convertible notes due 2029 in exchange for $464.4 million of its 1% convertible notes due 2012. The interest rate on the 2029 notes will step down to 2.25% in November 2019. The exchange represented approximately 97.8% of the 2012 notes outstanding prior to the exchange. Approximately $10.6 million of the 2012 notes remain outstanding. As a result of this exchange, cash interest expense will increase approximately $14.7 million annually and non-cash accreted interest expense (resulting from the bifurcation of the notes into their debt and equity components) will decrease approximately $24.0 million in 2010. This will result in a net increase in diluted earnings per share of approximately $0.13 in 2010 compared to 2009. While the Company was able to exchange for the 2012 notes at a discount, realizing a $34.9 million de-leveraging benefit, the Company has recognized a non-cash loss on the extinguishment of debt of $0.10 per share. This is due to the write-off of the unamortized fees related to the 2012 notes and the difference in the estimated fair value of the debt component of the 2012 notes as compared to their carrying value.

Net debt was $425.2 million at the end of the fourth quarter of 2009, a decrease of $339.2 million from the end of the third quarter of 2009. This decrease is partially due to the higher imputed equity value of the 2029 notes compared to the 2012 notes resulting principally from the longer dated nature of the 2029 notes. The decrease in net debt is also a result of positive earnings coupled with reductions in working capital more than offsetting capital expenditures. The Company continues to maintain adequate liquidity to fund operations, which could include increased working capital requirements as a result of higher metal costs, internal growth, and continuing product and geographic expansion opportunities.

Preferred Stock Dividend

In accordance with the terms of the Company’s 5.75% Series A Convertible Redeemable Preferred Stock, the Board of Directors has declared a regular quarterly preferred stock dividend of approximately $0.72 per share.  The dividend is payable on February 24, 2010 to preferred stockholders of record as of the close of business on January 31, 2010. The Company expects the quarterly dividend payment to be less than $0.1 million.

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GENERAL CABLE REPORTS FOURTH QUARTER RESULTS

First Quarter 2010 Outlook

“All of our markets remain intensely competitive. In addition, metal prices escalated quickly in December and January, further squeezing margins as we try to recover these higher costs in the market. As we exited the fourth quarter, several of our earlier cycle product lines in the United States were beginning to experience some demand stabilization but still well below 2006 and 2007 peak levels. However, this is likely to be more than offset by a lack of investment and weak pricing for electric utility products. The alternative energy market remains well below the 2008 global peak with many projects on hold. Markets in Europe are broadly still in decline and likely will move lower due to aggressive pricing by competitors. Businesses in our Rest of World segment have declined at a relatively slower pace with pockets of strength in the Andean Region, Brazil, India and South East Asia, and should continue to outperform the developed economies. While we believe we are nearing the bottom in many markets and geographies, we continue to anticipate a weak global recovery. As a result, we expect capacity utilization and pricing to remain difficult throughout 2010. For the first quarter, the Company expects to report earnings before items in the range of $0.05 to $0.15 per share while revenues are expected to be approximately $1.15 to $1.20 billion,” Kenny concluded. A reconciliation of expected GAAP earnings per share is as follows:

	Q1 2010 Guidance	Q1 2009 Actual
GAAP earnings (loss) per share	$(0.05) - $0.05	$0.92
LCM inventory accounting related items	-	(0.06)
Non-cash convertible interest expense	0.10	0.14
Adjusted Non-GAAP earnings per share	$0.05 - $0.15	$1.00

The above first quarter 2010 reconciliation of expected GAAP earnings per share to adjusted non-GAAP earnings per share does not include the estimated impact of the previously disclosed devaluation of the Venezuelan Bolivar. The Company has previously indicated that it expected to record a pre-tax charge in the first quarter of 2010 in the range of approximately $40 to $45 million. The Company is continuing to evaluate the overall impact of the devaluation.

Reconciliation of Non-GAAP Measures

In addition to reporting financial results in accordance with accounting principles generally accepted in the United States, we discuss in this earnings release earnings per share and operating income for the fourth quarter of 2009 and 2008 as adjusted for the impact of net last-in first-out (LIFO) and lower of cost or market (LCM) inventory accounting related items, non-cash convertible debt interest expense, and the non-cash loss on extinguishment of debt. These Company-defined adjusted measures are being provided because management believes they are useful in analyzing the underlying operating performance of the business.  These measures may be inconsistent with similar measures presented by other companies and should only be used in conjunction with our results reported according to accounting principles generally accepted in the United States. A reconciliation of earnings per share as reported and operating income as reported to adjusted non-GAAP earnings per share and adjusted non-GAAP operating income follows:

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GENERAL CABLE REPORTS FOURTH QUARTER RESULTS

	Fourth Quarter EPS
	2009	2008
EPS as Reported	$(0.17)	$0.20
Adjustments to reconcile EPS:
Non-cash convertible interest expense	0.14	0.14
LCM/LIFO inventory accounting related items	0.05	0.18
Change in Mexican tax law	0.12	-
Loss on extinguishment of debt	0.10	-

Adjusted Non-GAAP EPS	$0.24	$0.52

	Fourth Quarter Operating Income (in millions)
	2009	2008
Operating Income as Reported	$27.4	$61.7
Adjustments to reconcile operating income:
LCM/LIFO inventory accounting related items:
North America	(3.5)	(9.8)
Europe and North Africa	5.5	5.4
ROW	1.8	19.1
Adjusted Non-GAAP Operating Income	$31.2	$76.4

General Cable will discuss fourth quarter results on a conference call and webcast at 8:30 a.m. ET, February 12, 2010. For more information please see our website at www.generalcable.com.

General Cable Corporation (NYSE:BGC), a Fortune 500 Company, is a global leader in the development, design, manufacture, marketing and distribution of copper, aluminum and fiber optic wire and cable products for the energy, industrial,  and communications markets. Visit our website at www.generalcable.com.
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GENERAL CABLE REPORTS FOURTH QUARTER RESULTS

Risk Factors and Forward-Looking Statements

Certain statements in this press release, including, without limitation, statements regarding future financial results and performance, plans and objectives, capital expenditures and the Company’s or management’s beliefs, expectations or opinions, are forward-looking statements. Actual results may differ materially from those statements as a result of factors, risks and uncertainties over which the Company has no control. Such factors include the economic strength and competitive nature of the geographic markets that the Company serves; economic, political and other risks of maintaining facilities and selling products in foreign countries including the impact of significant fluctuations in the value of the U.S. dollar against foreign currencies and currency devaluations; changes in industry standards and regulatory requirements; advancing technologies, such as fiber optic and wireless technologies; volatility in the price of copper and other raw materials, as well as fuel and energy and the Company’s ability to reflect such volatility in its selling prices; interruption of supplies from the Company’s key suppliers; compliance with foreign and U.S. laws applicable to our international operations; potential adverse impact from environmental liabilities; risks from liabilities assumed in acquisitions; substantial indebtedness could adversely affect our business and financial condition; potential cross-defaults on our financing arrangements if we fail to comply with covenants and other provisions of financing arrangements; impact of a downgrade in our financial strength; the failure to negotiate extensions of the Company’s labor agreements on acceptable terms; the Company’s ability to increase manufacturing capacity and achieve productivity improvements; the Company’s dependence upon distributors and retailers for non-exclusive sales of certain of  the Company’s products; pricing pressures in the Company’s end markets; the Company’s ability to maintain the uncommitted accounts payable or accounts receivable financing arrangements in its European operations; the impact of any additional charges in connection with plant closures and the Company’s inventory accounting practices; the impact of certain asbestos litigation, unexpected judgments or settlements and environmental liabilities; the ability to successfully identify, finance and integrate acquisitions; the impact of terrorist attacks or acts of war which may affect the markets in which the Company operates; the Company’s ability to  retain key employees; the Company’s ability to service debt requirements and maintain adequate domestic and international credit facilities and credit lines; the impact on the Company’s operating results of its  pension accounting practices; volatility in the market price of the Company’s common stock all of which are more fully discussed in the Company's Report on Form 10-K as amended filed with the Securities and Exchange Commission on March 2, 2009  as well as periodic reports filed with the Commission.
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TABLES TO FOLLOW
Release No. 0638
2/11/10

General Cable Corporation and Subsidiaries
Consolidated Statements of Operations
(in millions, except per share data)
(unaudited)

	Three Fiscal Months Ended		Twelve Fiscal Months Ended
	December 31, 2009	December 31, 2008	December 31, 2009	December 31, 2008
Net sales	$1,129.0	$1,292.9	$4,385.2	$6,230.1

Cost of sales	1,020.0	1,140.3	3,787.9	5,427.7

Gross profit	109.0	152.6	597.3	802.4

Selling, general and administrative expenses	81.6	90.9	339.6	381.0

Operating income	27.4	61.7	257.7	421.4

Other income (expense)	(4.0)	(15.9)	7.0	(27.2)

Interest income (expense):
Interest expense	(20.6)	(28.9)	(86.6)	(104.1)
Interest income	0.9	2.2	3.6	12.3
Loss on extinguishment of debt	(7.6)	-	(7.6)	-
	(27.3)	(26.7)	(90.6)	(91.8)

Income (loss) before income taxes	(3.9)	19.1	174.1	302.4

Income tax provision	(5.0)	(8.3)	(58.4)	(104.9)

Equity in earnings of affiliated companies	0.5	0.3	0.9	4.6

Net income (loss) including noncontrolling interest	(8.4)	11.1	116.6	202.1

Less: preferred stock dividends	0.1	0.1	0.3	0.3

Less: net income attributable to noncontrolling interest	0.8	0.4	7.9	13.1

Net income (loss) attributable to Company common shareholders	$(9.3)	$10.6	$108.4	$188.7

Earnings per share

Earnings (loss) per common share - basic	$(0.18)	$0.20	$2.08	$3.59

Weighted average common shares - basic	52.0	52.3	52.0	52.6

Earnings (loss) per common share - assuming dilution	$(0.17)	$0.20	$2.06	$3.54

Weighted average common shares - assuming dilution	52.9	52.9	52.8	53.4

General Cable Corporation and Subsidiaries
Consolidated Statements of Operations
Segment Information
(in millions)
(unaudited)

	Three Fiscal Months Ended		Twelve Fiscal Months Ended
	December 31, 2009	December 31, 2008	December 31, 2009	December 31, 2008
Revenues (as reported)
North America	$356.8	$431.2	$1,484.6	$2,178.7
Europe and North Africa	429.1	484.7	1,562.7	2,175.3
Rest of World	343.1	377.0	1,337.9	1,876.1
Total	$1,129.0	$1,292.9	$4,385.2	$6,230.1

Revenues (metal adjusted)
North America	$356.8	$494.1	$1,484.6	$1,907.3
Europe and North Africa	429.1	544.9	1,562.7	1,942.7
Rest of World	343.1	457.3	1,337.9	1,605.2
Total	$1,129.0	$1,496.3	$4,385.2	$5,455.2

Metal Pounds Sold
North America	69.5	76.6	304.7	366.8
Europe and North Africa	74.5	80.8	295.9	346.5
Rest of World	84.2	87.9	349.3	388.0
Total	228.2	245.3	949.9	1,101.3

Operating Income (loss)
North America	$(10.0)	$24.9	$46.5	$122.5
Europe and North Africa	17.2	27.4	90.4	162.2
Rest of World	20.2	9.4	120.8	136.7
Total	$27.4	$61.7	$257.7	$421.4

Return on Metal Adjusted Sales
North America	-2.8%	5.0%	3.1%	6.4%
Europe and North Africa	4.0%	5.0%	5.8%	8.3%
Rest of World	5.9%	2.1%	9.0%	8.5%
Total Company	2.4%	4.1%	5.9%	7.7%

Capital Expenditures
North America	$7.5	$15.8	$28.8	$52.3
Europe and North Africa	14.6	35.7	78.3	106.0
Rest of World	11.2	16.8	36.5	59.5
Total	$33.3	$68.3	$143.6	$217.8

Depreciation & Amortization
North America	$9.0	$8.5	$35.2	$35.4
Europe and North Africa	9.8	6.7	35.1	29.7
Rest of World	9.3	8.5	35.5	32.2
Total	$28.1	$23.7	$105.8	$97.3

Revenues by Major Product Lines
Electric Utility	$350.0	$430.3	$1,494.4	$2,120.9
Electrical Infrastructure	252.1	368.4	1,095.2	1,626.6
Construction	275.3	291.9	1,008.5	1,439.5
Communications	203.3	168.4	626.1	827.5
Rod Mill Products	48.3	33.9	161.0	215.6
Total	$1,129.0	$1,292.9	$4,385.2	$6,230.1

GENERAL CABLE CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheets
(in millions, except share data)

	December 31, 2009	December 31, 2008
	(unaudited)
Assets
Current Assets:
Cash and cash equivalents	$497.1	$282.6
Receivables, net of allowances of $21.9 million at December 31, 2009 and $19.3 million at December 31, 2008	905.9	1,032.0
Inventories	846.7	953.2
Deferred income taxes	123.5	132.3
Prepaid expenses and other	83.6	71.5

Total current assets	2,456.8	2,471.6

Property, plant and equipment, net	1,015.3	880.9
Deferred income taxes	3.3	56.0
Goodwill	163.3	171.9
Intangible assets, net	197.7	201.8
Unconsolidated affiliated companies	10.2	7.5
Other non-current assets	56.8	46.7

Total assets	$3,903.4	$3,836.4

Liabilities and Shareholders' Equity

Current Liabilities:
Accounts payable	$756.6	$757.2
Accrued liabilities	426.0	423.3
Current portion of long-term debt	62.0	230.5

Total current liabilities	1,244.6	1,411.0

Long-term debt	860.3	1,023.5
Deferred income taxes	132.8	133.6
Other liabilities	222.9	276.2

Total liabilities	2,460.6	2,844.3

Commitments and Contingencies

Shareholders' Equity:
Redeemable convertible preferred stock, at redemption value
(liquidation preference of $50.00 per share)
December 31, 2009 - 76,202 outstanding shares
December 31, 2008 - 76,233 outstanding shares	3.8	3.8
Common stock, $0.01 par value, issued and outstanding shares:
December 31, 2009 - 52,008,376 (net of 6,187,527 treasury shares)
December 31, 2008 - 51,775,200 (net of 6,177,498 treasury shares)	0.6	0.6
Additional paid-in capital	647.1	486.6
Treasury stock	(72.9)	(71.9)
Retained earnings	706.4	597.9
Accumulated other comprehensive income (loss)	13.8	(146.0)

Total Company shareholders' equity	1,298.8	871.0

Noncontrolling interest	144.0	121.1

Total equity	1,442.8	992.1
Total liabilities and shareholders' equity	$3,903.4	$3,836.4